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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement of Diamond Multimedia Systems, Inc. on Form S-8 for 373,333 shares of Common Stock reserved for issuance under Binar Graphics, Inc. 1993 Stock Option Plan and 280,000 shares of Common Stock reserved for issuance under an Officer's Grant of our report dated March 8, 1997, on our audits of the consolidated financial statements and financial statement schedule of Diamond Multimedia Systems, Inc. as of December 31, 1996, and 1995 and for the years ended December 31, 1996, 1995 and 1994, which report is included in the Annual Report on Form 10-K for the year ended December 31, 1996.

/s/ Coopers & Lybrand L.L.P.

San Jose, California
November 11, 1997